EXHIBIT 99.01

Chegg Reports 2021 Financial Results and Gives 2022 Guidance
Chegg Services revenue increased 29% year over year

SANTA CLARA, Calif., February 7, 2022 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), the leading student-first connected learning platform, today reported financial results for the three and twelve months ended December 31, 2021.

“During these complicated times, the Chegg team continued to execute extremely well, with Chegg Study Pack take rates outperforming our expectations and retention rates reaching all-time highs, both of which positively impacts subscriptions, ARPU, and margins for Chegg Services,” said Dan Rosensweig, CEO & President of Chegg, Inc. “Students depend on Chegg as an important part of their learning journey and the momentum we experienced in the fourth quarter of 2021 is continuing into 2022.”

Q4 2021 Highlights:

•Total Net Revenues of $207.5 million, an increase of 1% year-over-year
•Chegg Services Revenues grew 6% year-over-year to $187.2 million, or 90% of total net revenues, compared to 86% in Q4 2020
•Net Income was $24.3 million
•Non-GAAP Net Income was $63.5 million
•Adjusted EBITDA was $78.0 million
•4.6 million: number of Chegg Services subscribers, an increase of 5% year-over-year

Full Year 2021 Highlights:

•Total Net Revenues of $776.3 million, an increase of 20% year-over-year
•Chegg Services Revenues grew 29% year-over-year to $669.9 million, or 86% of total net revenues, compared to 81% in 2020
•Net Loss was $1.5 million
•Non-GAAP Net Income was $215.4 million
•Adjusted EBITDA was $265.9 million
•7.8 million: number of Chegg Services subscribers, an increase of 18% year-over-year

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Math Solver, Chegg Study Pack, Mathway and Thinkful. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2022

•Total Net Revenues in the range of $200 million to $205 million
•Chegg Services Revenues in the range of $183 million to $188 million
•Gross Margin between 71% and 72%
•Adjusted EBITDA in the range of $56 million to $58 million

Full Year 2022

•Total Net Revenues in the range of $830 million to $850 million
•Chegg Services Revenues in the range of $770 million to $790 million
•Gross Margin between 70% and 72%
•Adjusted EBITDA in the range of $260 million to $270 million
•Capital Expenditures in the range of $110 million to $120 million
•Free Cash Flow in the range of 50% to 60% of Adjusted EBITDA

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the first quarter 2022 and full year 2022, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey, and welcome everyone to our 2021 Q4 earnings call. When we reported in early November, there was a great deal of uncertainty around the back-to-the-school season and the continuing impact of COVID-19. Fortunately, while enrollments were lower, we saw that schoolwork did eventually pick-up so the need for Chegg increased throughout the quarter, helping us exit the year on a higher note. During these complicated times, the Chegg team has continued to execute extremely well, with Chegg Study Pack take rates outperforming our expectations and retention rates reaching all-time highs, both of which positively impacts subscriptions, ARPU, and margins for Chegg Services.

Our continued investments in content quality, subject matter expansion, personalization, and discovery keep adding more value for students around the world and create even bigger opportunities for Chegg. Students depend on Chegg as an important part of their learning journey and the momentum we experienced in Q4 is continuing into Q1. This is why we feel comfortable providing 2022 guidance, which Andy will walk you through shortly.

As education evolves, so do the learning pathways, which means there are going to be more students which will require even more help. That is why we are expanding our learning support to reach these students, regardless of the path they choose to improve their outcome through learning.
So, for 2022, our priorities are:
•One - to expand and improve the discoverability and quality of our content, the subjects that we cover, and further personalize the user experience to make Chegg even better and more valuable for learners.
•Two - invest in our international expansion, including our newest and exciting addition of Busuu, entering us into the $17 billion digital language business.
•Three - invest in and grow our skills business by offering more courses through partnerships and through our direct channels.
•Four - add even more value to our existing customers and new customers through bundling, pricing, and new offerings.

We believe this will enable Chegg to reaccelerate growth and meet our financial expectations.

As you can see, we have an exciting future ahead of us and we made some important investments last year to position us for continued growth. We added new subjects, higher quality content, and introduced personalization through the successful launches of “Learn with Chegg” and Uversity. Together, they help us improve and expand our content, while building better relationships with faculty at the most prestigious institutions around the world. In fact, since Uversity launched, faculty from over 1,300 schools have uploaded almost 80,000 pieces of learning material including study guides, lecture notes, and quizzes. And we have just added new tools to allow faculty to create and upload video content to meet the growing demand from students. The response to Uversity has been so positive that we expect to double the amount of learning material created by professors on our platform by the time we roll it out to students in the fall. And, as part of our deepening relationship with faculty, we continue to invest in Honor Shield, both domestically and now globally, to allow faculty to protect the integrity of their exams for hybrid and remote learning environments.

Uversity is just one part of our investment in “Learn with Chegg”, our new personalization platform, that has already dramatically increased student engagement. And, by combining our proprietary student data and A.I. technology, we are better able to predict student’s needs without them having to ask. Learners are automatically pushed relevant content, whether flashcards, videos, quizzes, math, or writing support, to give them an individualized learning experience based on their needs. We have built a huge moat at Chegg, including the power of our brand, tens of millions of direct relationships, and we have built our own enormous library of content that - between all of Chegg Services - now exceeds over 100 million pieces of learning material, so we are better able to serve our students. We believe we have a unique ability to know more about the students need to learn, what they need to learn it, and therefore we can deliver it the way they learn it best.

Our international expansion continues to be an exciting growth opportunity for us. In fact, we exceeded 1.5 million international subscribers during the year, well ahead of our target. In 2022 we will make more investments in new countries, with new subjects, in new local languages, and with local pricing. And with the acquisition of Busuu, international is becoming an even more significant part of Chegg’s growth. For those of you who are not familiar with Busuu, we closed the transaction in mid-January, and I want to share why we are so excited about this addition to Chegg. The fast-growing 17-billion-dollar learning digital language category is a market that has significant overlap between college students and young professionals around the world. In fact, 26% of Busuu’s customers selected education as their motivation for language learning and 55% of U.S. college students report needing help learning a foreign language.

On the skills front, we have dramatically increased our TAM through our partnership with Guild. This partnership gives us access to the largest corporations in the world who are seeking skills-based learning content for their employees and these companies are asking Chegg to create content uniquely for them.

The pandemic has been hard on everyone and what became evident to us was that students have needs well beyond academic and skills support. Students trust Chegg, which is why we launched Chegg Life, to support more of their needs. Our initial areas of focus will be personal finance, soft-skills, mental health and wellness, which are universal issues for students. We believe offering this support will help us serve them even better.

The challenges of the last few years have had a dramatic impact on all of us, particularly students. There is an increasing need for students to learn on their own, so it is no wonder they are seeking academic and professional support, but it is clear they need even more help as they take on the rest of life’s challenges. Chegg is investing to be there with them on their entire journey. And we are very excited about the next chapter of our growth and so grateful for all of you that have been a part of our journey.

And with that I will turn it over to Andy…

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2021, as well as our outlook for 2022.

Despite the complexity of the virus and the industry wide slowdown at the end of the year, the business performed well during a difficult time and 2021 was another good year for our company. Total revenue grew greater than 20% and our adjusted EBITDA margin expanded more than 200 basis points. As we take stock of how far Chegg has come and the opportunity ahead of us, the past two years have been truly remarkable. Since 2019, Chegg Services revenue, adjusted EBITDA, and free cash flow have more than doubled. This all while investing in future growth initiatives such as Learn with Chegg, Uversity, Chegg Life, plus expanding into skills-based learning and into international markets. Additionally, through acquisition we have made key assets such as Mathway in 2020 and more recently our acquisition of Busuu, allowing us to expand into new subject matters and geographies.

Looking more specifically at our 2021 performance, total revenue grew 20% to $776 million, despite the fact that Required Materials revenue declined 14%. This growth was driven by an almost $150 million year-over-year increase in Chegg Services revenue, which grew to $670 million, with subscriber growth of 18% to a record 7.8 million for the year. International represented 11% of total revenue in 2021 and while we expect continued domestic growth, international revenue is expected to grow faster, driven by continued organic expansion, as well as the addition of Busuu, which is currently primarily international. This resulted in adjusted EBITDA margin of 34% or $266 million, up 28% year-over-year, with free cash flow of $177 million or 67% of adjusted EBITDA, both are records for our company. As we survey the broader learning landscape, it’s clear we have best in class margins. Our free cash flow margin of 23% is an extreme outlier among education peers, and even among the broader software and tech sectors, which gives us the opportunity to invest in future growth initiatives while continuing to deliver superior results.

Looking at Q4, total revenue grew to $207 million, driven by better-than-expected Chegg Services revenue growth of 6% to $187 million, which led to better-than-expected adjusted EBITDA of $78 million.

Looking at the balance sheet, we ended the year with cash and investments of $2.3 billion. This was bolstered by the aforementioned free cash flow of $177 million, primarily offset by a $300 million accelerated share repurchase, or ASR, we entered into in early December and completed two weeks ago, retiring approximately 10.6 million shares. We entered into the ASR as we believe there was an overreaction to the temporary headwinds that affected our industry, which caused a dislocation in our share price. We believe this was a good use of our capital, good corporate hygiene and increases shareholder value.

Moving to guidance for 2022. The momentum we experienced in late Q4 has continued into the spring rush. We have seen a reacceleration of growth in subscribers and our retention rates are at an all-time high.

With respect to Required Materials, student usage continues to decline as textbooks have become less relevant. And as you can tell from prior financials and our guidance, it has become a drag on both growth and margins. While we expect to continue to offer this service, we are evaluating strategic alternatives to provide it through partners.

And finally, our full year and Q1 2022 guidance now include the financial expectations for our acquisition of Busuu. Also, to assist you in modeling all of these changes, we have added a slide to the investor deck on our investor relations website that includes expected revenue and adjusted EBITDA seasonality.

Specifically, for 2022 we expect:

•Total revenue to be in the range of $830 to $850 million, with Chegg Services revenue in the range of $770 to $790 million, and Chegg Services organic revenue growing in the 8 to 10 percent range;
•Gross margins to be in the range of 70 to 72 percent as Chegg Services revenue continues to grow and be a larger overall contributor;
•Adjusted EBITDA to be in the range of $260 to $270 million, with Busuu being dilutive to adjusted EBITDA by $15 to $20 million as we invest to scale the service. We are investing in Busuu now to accelerate growth and we expect it to be breakeven by 2024.
•And finally, as we have stated in the past, we continue to have healthy free cash flow conversion, which we expect to be in the range 50% to 60% of adjusted EBITDA.

Moving to Q1 2022 we expect:

•Total revenue between $200 and $205 million, with Chegg Services revenue between $183 and $188 million;
•Gross margin between 71 and 72 percent;
•And adjusted EBITDA between $56 and $58 million.

We believe the future of Chegg is much brighter than the many successes we have experienced in the past. Over the past few years, we have become a clear leader in the education space and already have many of the assets to extend our leadership position. We also have an operating model and a capital structure to invest in and add assets that few, if any, in the sector can. But the biggest and most valuable assets we have are our dedicated employees, driving our student first mission, without which, none of this is possible. Giving us great confidence as we enter 2022.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time (or 7:30 p.m. Eastern Standard Time) on February 7, 2022, until 8:59 p.m. Pacific Standard Time (or 11:59 p.m. Eastern Standard Time) on February 14, 2022, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13726476. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Millions of people all around the world Learn with Chegg. Our mission is to improve learning and learning outcomes by putting students first. We support life-long learners starting with their academic journey and extending into their careers. The Chegg platform provides products and services to support learners to help them better understand their academic course materials, and also provides personal and professional development skills training, to help them achieve their learning goals. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income (expense), net, acquisition-related compensation costs, transitional logistic charges and restructuring charges; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, restructuring charges and loss from impairment of strategic equity investment; (3) non-GAAP income from operations as income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, transitional logistic charges, restructuring charges and loss from impairment of strategic equity investment; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt discount and issuance costs, the loss on early extinguishment of debt, the net loss on change in fair value of derivative instruments, the gain on sale of strategic equity investments, transitional logistic charges, restructuring charges and loss from impairment of strategic equity investment; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of outstanding stock options, RSUs, PSUs, and shares related to our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of textbooks and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with acquisitions, which results in non‑cash expenses that may not otherwise have been incurred. Chegg believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Beginning January 1, 2021, as a result of our adoption of Accounting Standards Update (ASU) 2020-06 (ASU 2020-06), we account for our convertible senior notes entirely as a liability and no longer record interest expense related to the amortization of the debt discount. We continue to recognize the effective interest expense on our convertible senior notes and amortize the debt issuance costs over the term of the convertible senior notes. We adopted ASU 2020-06 under the modified retrospective method applied to convertible senior notes outstanding as of January 1, 2021 and have not changed previously disclosed amounts or provided additional disclosures for comparative periods. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes and recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes.

The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors with a better comparison of period-over-period operating results.

Loss on early extinguishment of debt.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06 and accounting for our convertible senior notes entirely as a liability, we are required to compare the total consideration of extinguished convertible senior notes to the respective carrying amounts to record a loss. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes which required us to estimate the fair value of extinguished or converted convertible senior notes and compare to the respective carrying amount to record a loss.

The loss on early extinguishment of debt is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss on change in fair value of derivative instruments, net.

Our convertible senior notes embedded conversion options and related capped call instruments meet certain conditions for exclusion as derivative instruments and instead meet conditions to be classified in equity. The embedded conversion features and capped call transactions are not remeasured as long as they continue to meet the conditions for equity classification, otherwise they are classified as derivative instruments and recorded at fair value with changes in fair value recorded in other (expense) income, net. The loss on change in fair value of derivative instruments is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Gain on sale of strategic equity investment.

The gain on sale of strategic equity investment represents a one-time event to record a gain on our strategic equity investment in a foreign entity that was acquired. The gain on sale of strategic equity investment is a one-time event and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Transitional logistics charges.

The transitional logistics charges represent incremental expenses incurred as we transition our print textbooks to a new third party logistics provider. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Restructuring charges.

Restructuring charges represent expenses incurred in conjunction with the change in our go-to-market strategy for our Thinkful product offering which we believe will have the most growth potential to serve learners. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss from impairment of strategic equity investment.

The loss from impairment of strategic equity investment represents a one-time event to record an impairment charge on our strategic equity investment in WayUp, Inc. The loss from impairment of strategic equity investment is a non-cash expense and we believe the exclusion of the impairment charge from non-GAAP financial measures provides investors with a better comparison of period-over-period results.

Effect of shares for stock plan activity.

The effect of shares for stock plan activity represents the dilutive impact of outstanding stock options, RSUs, and PSUs calculated under the treasury stock method.

Effect of shares related to convertible senior notes.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the if-converted method which assumes all outstanding convertible senior notes are converted at the beginning of the period resulting in a higher share count when calculating the dilutive impact. Prior to our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the treasury stock method.

The effect of shares related to convertible senior notes represents the dilutive impact of our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding as they were antidilutive on a GAAP basis.

Free cash flow.

Free cash flow represents net cash provided by operating activities adjusted for purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2022 guidance, those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: the effects of the COVID-19 pandemic on Chegg’s business and the economy generally; Chegg’s ability to attract new, and retain existing, students, to increase student engagement, and to increase monetization; the uncertainty surrounding the evolving educational landscape and enrollment; changes in search engine methodologies that modify Chegg’s search result page rankings, resulting in decreased student engagement on Chegg’s website; competition in aspects of Chegg’s business, and Chegg expects such competition to increase; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues, cybersecurity threats or cyber-attacks; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; Chegg’s ability to expand internationally; colleges and governments restricting online access or access to Chegg’s website; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's brand and reputation; the outcome of any current litigation and investigations; the ability of our logistics partner to manage fulfillment processes; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; any significant disruptions related to cybersecurity or cyber-attacks; changes in the education market, including as a result of COVID-19; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 22, 2021 and Chegg’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$854,078	$479,853
Short-term investments	691,781	665,567
Accounts receivable, net of allowance of $153 at December 31, 2021 and December 31, 2020.	17,850	12,913
Prepaid expenses	35,093	12,776
Other current assets	23,846	11,846
Total current assets	1,622,648	1,182,955
Long-term investments	745,993	523,628
Textbook library, net	11,241	34,149
Property and equipment, net	169,938	125,807
Goodwill	289,763	285,214
Intangible assets, net	40,566	51,249
Right of use assets	18,062	24,226
Other assets	21,035	24,030
Total assets	$2,919,246	$2,251,258
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,992	$8,547
Deferred revenue	35,143	32,620
Accrued liabilities	67,209	68,565
Total current liabilities	114,344	109,732
Long-term liabilities
Convertible senior notes, net	1,678,155	1,506,922
Long-term operating lease liabilities	12,447	19,264
Other long-term liabilities	7,383	5,705
Total long-term liabilities	1,697,985	1,531,891
Total liabilities	1,812,329	1,641,623
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 136,951,956 and 129,343,524 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	137	129
Additional paid-in capital	1,449,305	1,030,577
Accumulated other comprehensive (loss) income	(5,334)	1,530
Accumulated deficit	(337,191)	(422,601)
Total stockholders’ equity	1,106,917	609,635
Total liabilities and stockholders’ equity	$2,919,246	$2,251,258

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net revenues	$207,467	$205,721	$776,265	$644,338
Cost of revenues(1)	55,710	57,133	254,904	205,417
Gross profit	151,757	148,588	521,361	438,921
Operating expenses:
Research and development(1)	47,826	46,949	178,821	170,905
Sales and marketing(1)	30,275	21,293	105,414	81,914
General and administrative(1)	47,459	31,128	159,019	129,349
Total operating expenses	125,560	99,370	443,254	382,168
Income from operations	26,197	49,218	78,107	56,753
Interest expense, net and other income, net:
Interest expense, net	(1,633)	(21,977)	(6,896)	(66,297)
Other (expense) income, net	1,146	1,287	(65,472)	8,683
Total interest expense, net and other (expense) income, net	(487)	(20,690)	(72,368)	(57,614)
Income (loss) before provision for income taxes	25,710	28,528	5,739	(861)
Provision for income taxes	1,404	2,485	7,197	5,360
Net income (loss)	$24,306	$26,043	$(1,458)	$(6,221)
Net income (loss) per share
Basic	$0.17	$0.20	$(0.01)	$(0.05)
Diluted	$0.15	$0.18	$(0.01)	$(0.05)
Weighted average shares used to compute net income (loss) per share
Basic	142,710	128,955	141,262	125,367
Diluted	166,836	141,297	141,262	125,367

(1) Includes share-based compensation expense as follows:
Cost of revenues	$447	$306	$1,621	$950
Research and development	11,155	8,544	37,131	31,588
Sales and marketing	4,262	2,553	13,887	9,606
General and administrative	16,825	13,243	56,207	41,911
Total share-based compensation expense	$32,689	$24,646	$108,846	$84,055

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,458)	$(6,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Print textbook depreciation expense	10,859	15,397
Other depreciation and amortization expense	63,274	47,018
Share-based compensation expense	108,846	84,055
Amortization of debt discount and issuance costs	5,922	64,573
Repayment of convertible senior notes attributable to debt discount	—	(20,433)
Loss on early extinguishments of debt	78,152	4,286
Loss on change in fair value of derivative instruments, net	7,148	—
Loss from write-offs of property and equipment	2,115	1,211
Loss from impairment of strategic equity investment	—	10,000
Gain on sale of strategic equity investments	(12,496)	—
Loss (gain) on textbook library, net	10,956	(1,453)
Operating lease expense, net of accretion	5,994	4,901
Other non-cash items	(973)	(227)
Change in assets and liabilities, net of effect of acquisition of businesses:
Accounts receivable	(5,004)	(400)
Prepaid expenses and other current assets	(21,854)	5,419
Other assets	16,387	(4,214)
Accounts payable	3,241	1,119
Deferred revenue	2,523	12,918
Accrued liabilities	5,199	22,444
Other liabilities	(5,607)	(3,951)
Net cash provided by operating activities	273,224	236,442
Cash flows from investing activities
Purchases of property and equipment	(94,180)	(81,317)
Purchases of textbooks	(10,931)	(58,567)
Proceeds from disposition of textbooks	8,714	7,569
Purchases of investments	(1,688,384)	(1,045,564)
Proceeds from sale of investments	206,041	—
Maturities of investments	1,204,787	539,889
Proceeds from sale of strategic equity investments	16,076	—
Acquisition of businesses, net of cash acquired	(7,891)	(92,796)
Purchase of strategic equity investment	—	(2,000)
Net cash used in investing activities	(365,768)	(732,786)
Cash flows from financing activities
Proceeds from common stock issued under stock plans, net	8,887	15,483
Payment of taxes related to the net share settlement of equity awards	(94,423)	(80,680)
Proceeds from equity offering, net of offering costs	1,091,466	—
Repayment of convertible senior notes	(300,762)	(303,967)
Proceeds from exercise of convertible senior notes capped call	69,005	77,095
Payment of escrow related to acquisition	(7,451)	—
Repurchase of common stock	(300,000)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	—	984,096
Purchase of convertible senior notes capped call	—	(103,400)
Net cash provided by financing activities	466,722	588,627
Net increase in cash, cash equivalents and restricted cash	374,178	92,283
Cash, cash equivalents and restricted cash, beginning of period	481,715	389,432
Cash, cash equivalents and restricted cash, end of period	$855,893	$481,715

	Years Ended December 31,
	2021	2020
Supplemental cash flow data:
Cash paid during the period for:
Interest	$1,053	$1,766
Income taxes, net of refunds	$7,388	$3,436
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,772	$6,790
Right of use assets obtained in exchange for lease obligations:
Operating leases	$—	$13,688
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$2,982	$1,588
Accrued escrow related to acquisition	$—	$7,451
Issuance of common stock related to repayment of convertible senior notes	$235,521	$327,141

	December 31,
	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$854,078	$479,853
Restricted cash included in other current assets	—	122
Restricted cash included in other assets	1,815	1,740
Total cash, cash equivalents and restricted cash	$855,893	$481,715

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$24,306	$26,043	$(1,458)	$(6,221)
Interest expense, net	1,633	21,977	6,896	66,297
Provision for income taxes	1,404	2,485	7,197	5,360
Print textbook depreciation expense	1,835	4,698	10,859	15,397
Other depreciation and amortization expense	17,001	13,930	63,274	47,018
EBITDA	46,179	69,133	86,768	127,851
Print textbook depreciation expense	(1,835)	(4,698)	(10,859)	(15,397)
Share-based compensation expense	32,689	24,646	108,846	84,055
Other income (expense), net	(1,146)	(1,287)	65,472	(8,683)
Acquisition-related compensation costs	1,251	71	6,378	9,232
Transitional logistics charges	785	—	7,332	—
Restructuring charges	71	—	1,922	—
Loss from impairment of strategic equity investment	—	—	—	10,000
Adjusted EBITDA	$77,994	$87,865	$265,859	$207,058

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Operating expenses	$125,560	$99,370	$443,254	$382,168
Share-based compensation expense	(32,242)	(24,340)	(107,225)	(83,105)
Amortization of intangible assets	(836)	(4,403)	(5,053)	(14,278)
Acquisition-related compensation costs	(1,251)	(71)	(6,378)	(9,232)
Restructuring charges	(117)	—	(935)	—
Loss from impairment of strategic equity investment	—	—	—	(10,000)
Non-GAAP operating expenses	$91,114	$70,556	$323,663	$265,553

Income from operations	$26,197	$49,218	$78,107	$56,753
Share-based compensation expense	32,689	24,646	108,846	84,055
Amortization of intangible assets	3,011	4,403	13,685	14,278
Acquisition-related compensation costs	1,251	71	6,378	9,232
Transitional logistics charges	785	—	7,332	—
Restructuring charges	71	—	1,922	—
Loss from impairment of strategic equity investment	—	—	—	10,000
Non-GAAP income from operations	$64,004	$78,338	$216,270	$174,318

Net income (loss)	$24,306	$26,043	$(1,458)	$(6,221)
Share-based compensation expense	32,689	24,646	108,846	84,055
Amortization of intangible assets	3,011	4,403	13,685	14,278
Acquisition-related compensation costs	1,251	71	6,378	9,232
Amortization of debt discount and issuance costs	1,413	21,663	5,922	64,573
Loss on early extinguishment of debt	—	971	78,152	4,286
Loss on change in fair value of derivative instruments, net	—	—	7,148	—
Gain on sale of strategic equity investments	—	—	(12,496)	—
Transitional logistics charges	785	—	7,332	—
Restructuring charges	71	—	1,922	—
Loss from impairment of strategic equity investment	—	—	—	10,000
Non-GAAP net income	$63,526	$77,797	$215,431	$180,203

Weighted average shares used to compute net income (loss) per share	166,836	141,297	141,262	125,367
Effect of shares for stock plan activity	—	—	2,545	4,470
Effect of shares related to convertible senior notes	—	—	23,300	4,942
Non-GAAP weighted average shares used to compute non-GAAP net income per share	166,836	141,297	167,107	134,779

Net income (loss) per share	$0.15	$0.18	$(0.01)	$(0.05)
Adjustments	0.23	0.37	1.30	1.39
Non-GAAP net income per share, diluted	$0.38	$0.55	$1.29	$1.34

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Years Ended December 31,
	2021	2020
Net cash provided by operating activities	$273,224	$236,442
Purchases of property and equipment	(94,180)	(81,317)
Purchases of textbooks	(10,931)	(58,567)
Proceeds from disposition of textbooks	8,714	7,569
Free cash flow	$176,827	$104,127

CHEGG, INC.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2021	June 30, 2021	September 31, 2021	December 31, 2021
Total net revenues	$198,378	$198,478	$171,942	$207,467
Gross profit	126,994	137,770	104,840	151,757
Income from operations	16,779	34,770	361	26,197
Net (loss) income	(65,179)	32,764	6,651	24,306
Weighted average shares used to compute net (loss) income per share:
Basic	134,352	143,112	144,746	142,710
Diluted	134,352	168,282	146,699	166,836
Net (loss) income per share:
Basic	$(0.49)	$0.23	$0.05	$0.17
Diluted	$(0.49)	$0.20	$0.05	$0.15

	Three Months Ended
	March 31, 2020	June 30, 2020	September 31, 2020	December 31, 2020
Total net revenues	$131,590	$153,009	$154,018	$205,721
Gross profit	89,200	109,485	91,648	148,588
Income (loss) from operations	3,276	22,061	(17,802)	49,218
Net (loss) income	(5,713)	10,589	(37,140)	26,043
Weighted average shares used to compute net (loss) income per share:
Basic	122,428	123,842	126,194	128,955
Diluted	122,428	133,851	126,194	141,297
Net (loss) income per share:
Basic	$(0.05)	$0.09	$(0.29)	$0.20
Diluted	$(0.05)	$0.08	$(0.29)	$0.18

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending March 31, 2022	Year Ending December 31, 2022
Net loss	$(6,600)	$(5,300)
Interest expense, net	1,600	6,500
Provision for income taxes	2,400	9,700
Textbook library depreciation expense	1,500	6,100
Other depreciation and amortization expense	20,800	92,100
EBITDA	19,700	109,100
Textbook library depreciation expense	(1,500)	(6,100)
Share-based compensation expense	36,000	150,000
Other income, net	(500)	(2,000)
Acquisition-related compensation costs	3,000	13,100
Transitional logistics charges	300	900
Adjusted EBITDA*	$57,000	$265,000

* Adjusted EBITDA guidance for the three months ending March 31, 2022 and year ending December 31, 2022 represent the midpoint of the ranges of $56 million to $58 million and $260 million to $270 million, respectively.